Execution Copy


                                January 14, 1998


MQ Acquisition Corporation
c/o Bruckmann, Rosser & Sherrill & Co., Inc.
126 East 56th Street
New York, NY 10022

     Re: Stockholder Agreement

Dear Sirs:

     The undersigned (the "Stockholder") understands that MQ Acquisition Corporation, a Delaware corporation ("Acquiror") and Mediq Incorporated, a Delaware corporation (the "Company") are entering into an Agreement and Plan of Merger, dated the date hereof, as the same may be amended from time to time (the "Merger Agreement"), providing for, among other things, the merger of Acquiror with and into the Company on the terms and conditions set forth therein (the "Merger").

     The Stockholder is a stockholder of the Company and is entering into this letter agreement (the "Stockholder Agreement") to induce you to enter into the Merger Agreement and to consummate the transactions contemplated thereby. Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

     The Stockholder confirms its agreement with you as follows:

     1. The Stockholder represents, warrants and agrees that Schedule I annexed hereto sets forth the Common Shares and Preferred Shares of which the Stockholder or its affiliates (as defined under the Securities Exchange Act of 1934, as amended) are the record or beneficial owner and that the Stockholder and its affiliates are on the date hereof the lawful owners of the number of Shares set forth in Schedule I beside the name of the Stockholder or such other person. Except as set forth in Schedule I, neither the Stockholder nor any of its affiliates, own or hold any rights to acquire any additional shares of the capital stock of the Company (by exercise of stock options or otherwise) or any interest therein or any voting rights with respect to any additional Shares. The Stockholder, together with other persons who are signatories to this Stockholder Agreement or letter agreements with Acquiror containing substantially the same terms and conditions as set forth herein, has sole voting power and sole power to issue instructions with respect to the matters set forth herein, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to engage in the actions set forth herein, in each case with respect to the Shares set forth on Schedule I hereto beside the name of the Stockholder or such other person.

     2. The Stockholder agrees that it will not, will not permit any company, trust or other person or entity controlled by the Stockholder to, and will not permit any of its affiliates to, contract to sell, sell or otherwise transfer or dispose of any Shares or any interest therein or securities convertible therein to or any voting rights with respect thereto, other than (i) pursuant to the Merger, (ii) pursuant to the Option Agreement dated of even date herewith between Acquiror and the undersigned (iii) with your prior written consent. The Stockholder agrees that it shall not convert any Preferred Shares into Common Shares or take any other action which diminishes the benefits of this Stockholder Agreement to the Acquiror.

     3. The Stockholder agrees to, and to cause any company, trust or other person or entity controlled by the Stockholder to, cooperate fully with you in connection with the Merger Agreement, the Option Agreement, this Stockholders Agreement and the transactions contemplated thereby and hereby. The Stockholder agrees that it will not, and will not permit any such company, trust or other entity or person to, and will not authorize any of its affiliates to, directly or indirectly (including through its officers, directors, employees or other representatives) to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving the Company, or the acquisition of any capital stock or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice and not material in the aggregate to the Company) of the Company, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Acquiror and its affiliates, or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing herein shall require the Stockholder to prevent or restrict any director or trustee of the Stockholder who is a director or officer of the Company from taking any action in his capacity as a director or officer of the Company to the extent such director or officer would be permitted to take such action under the Merger Agreement.

     4. The Stockholder agrees that all of the Shares beneficially owned by the Stockholder, or over which the Stockholder has voting power or control, directly or indirectly (including any Shares beneficial ownership of which is acquired by the Stockholder after the date hereof), at the record date for any meeting of the Company's stockholders, however called, or in connection with any written consent of the stockholders of the Company, shall be voted (or caused to be voted) (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement, this Stockholder Agreement and the Option Agreement and any actions required in furtherance hereof and thereof;
(ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement or under this Stockholder Agreement or the Option Agreement; and (iii) except as otherwise agreed to in writing in advance by Acquiror, against the following actions (other than the Merger and the transactions with you or your affiliates contemplated by the Merger Agreement): (1) any extraordinary


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

corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; (2) any sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries; (3) (a) subject to Section 7 hereof, any change in the majority of the Board of Directors of the Company; (b) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws; (c) any other material change in the Company's corporate structure or business; or (d) any other action, which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the contemplated economic benefits to Acquiror of the Merger or the transactions contemplated by the Merger Agreement, this Stockholder Agreement or the Option Agreement. The Stockholder shall not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with clauses
(i), (ii) or (iii) of the preceding sentence.

     5. The Stockholder hereby grants to, and appoints, Acquiror and its officers, and any other designee of Acquiror, each of them individually, the Stockholder's irrevocable proxy and attorney-in-fact (with full power of substitution) to vote (as indicated in paragraph 4 above) the Shares listed on
Schedule I hereto beside the name of the Stockholder, and any Shares beneficial ownership of which is acquired by the Stockholder after the date hereof, at a duly called meeting of the Company's stockholders (and, in the event the Stockholder has breached its obligations under this Stockholder Agreement or the Option Agreement or the Company breaches its obligation under the Merger Agreement to call and hold or otherwise fails to hold the Special Meeting, by duly executed written consent of stockholders). The Stockholder intends this proxy to be irrevocable, subject to Section 16 hereof, and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholder with respect to the Stockholder's Shares. The Stockholder agrees that if requested by Acquiror, the Stockholder will not attend or vote any Shares beneficially owned by the Stockholder at any annual or special meeting of stockholders or execute any written consent of stockholders.

     6. The Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Stockholder Agreement. The execution, delivery and performance of this Stockholder Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any trust agreement, voting agreement, stockholders agreement or voting trust. This Stockholder Agreement has been duly and validly executed and delivered by the Stockholder, and is enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of any interest of the Stockholder or any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Stockholder Agreement or the consummation of the transactions contemplated hereby. If the Stockholder is married and the Stockholder's Shares constitute community property, this letter agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such spouse in accordance with its terms.

     7. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and with the Securities and Exchange Commission if applicable, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Stockholder Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby.

     8. The Stockholder's Shares (as listed on Schedule I) and the certificates representing such Shares are now and at all times during the term hereof will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, rights of first refusal or offer, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

     9. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by the Stockholder.

     10. The Stockholder agrees that damages are an inadequate remedy for the breach by the Stockholder of any term or condition of this Stockholder Agreement and that Acquiror shall be entitled, without limitation of other available rights or remedies, to specific performance, a temporary restraining order and preliminary and permanent injunctive relief in order to enforce the Stockholder's agreements herein.

     11. The Stockholder agrees that this Stockholder Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors.

     12. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Stockholder Agreement.

     13. This Stockholder Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

     14. This Stockholder Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     15. Whenever possible, each provision or portion of any provision of this Stockholder Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Stockholder Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Stockholder Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. Each party hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to the Stockholder at Duane Morris & Heckscher LLP, One Liberty Place, Philadelphia, PA 19103, Attention: Sheldon M. Bonovitz or Frederick W. Dreher, or to Acquiror c/o Bruckmann, Rosser & Sherrill & Co., Inc., 126 East 56th Street, New York, N.Y. 10022, Attention: Bruce Bruckmann, shall be effective service of process for any action, suit or proceeding brought against such party in such court (and such address shall be also used for notices under this Stockholder Agreement). Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Stockholder Agreement or the transactions contemplated hereby, in the courts of the State of Delaware located in Wilmington, Delaware or the United States of America located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     16. This Stockholder Agreement may be terminated at the option of any party at any time after the Termination Date (as defined in the Option Agreement). Please confirm that the foregoing correctly states the understanding between us by signing and returning to me a counterpart hereof, whereupon this will become a legal and binding obligation.

                                              Very truly yours,



                                              T/D BERNARD B. ROTKO DATED
                                              NOVEMBER 18, 1983


                                              By: /s/ Bessie G. Rotko
                                                 ------------------------------
                                                  Bessie G. Rotko, Trustee



                                              By: /s/ Judith M. Shipon
                                                 ------------------------------
                                                  Judith M. Shipon, Trustee


                                              By: /s/ Michael J. Rotko
                                                 ------------------------------
                                                  Michael J. Rotko, Trustee


                                              By: /s/ John D. Iskrant
                                                 ------------------------------
                                                  John D. Iskrant, Trustee

                                              PNC BANK, as Trustee

                                              By:
                                                  -----------------------------
                                                  Name:
                                                  Title:



Confirmed on the date
first above written.

MQ ACQUISITION CORPORATION


By: /s/ Bruce C. Bruckmann
    ---------------------



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

                                                                      Schedule I




Name and Address                                Company               Company
 of Stockholder                             Preferred Shares       Common Shares

T/D BERNARD B. ROTKO DATED NOVEMBER 18,        3,570,969             3,570,969
1983, Bessie G. Rotko, Michael J. Rotko,
Judith M. Shipon, John D. Iskrant and
PNC Bank, Trustees

c/o John D. Iskrant
Schnader Harrison Segal & Lewis
1600 Market Street, Suite 3600
Philadelphia, PA 19103